November 2012 Preliminary Terms No. 444 Registration Statement No. 333-178081 Dated November 15, 2012 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. and International Equities
Trigger Jump Securities Based on a Basket of an Equity Index and an Exchange-Traded Fund due November    , 2015
The Trigger Jump Securities, which we refer to as the securities, are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee the return of any of the principal at maturity and have the terms described in the accompanying product supplement for Jump Securities, index supplement and prospectus, as supplemented and modified by this pricing supplement.  If the basket appreciates at all as of the valuation date, you will receive for each security that you hold at maturity a minimum of $2.30 to $2.60 in addition to the stated principal amount.  If the basket appreciates by more than 23% to 26% as of the valuation date, you will receive for each security that you hold at maturity the stated principal amount plus an amount based on the percentage increase of the basket.  However, if the basket declines in value by more than 35% as of the valuation date from its initial value, the payment due at maturity will be less than the stated principal amount of the securities by an amount that is proportionate to the percentage decrease in the final basket value from the initial basket value.  This amount will be less than $6.50 and could be zero.  Accordingly, you may lose your entire initial investment in the securities.  The securities are for investors who seek an equity-based return and who are willing to risk their principal and forgo current income in exchange for the upside payment feature that applies to a limited range of the performance of the basket.  The securities are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Note Program. All payments on the securities are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Issue price:	$10 per security
Stated principal amount:	$10 per security
Pricing date:	November , 2012
Original issue date:	November , 2012 (3 business days after the pricing date)
Maturity date:	November , 2015
Aggregate principal amount:	$
Interest:	None
Basket:	Basket component	Bloomberg ticker symbol	Basket component weighting	Initial basket component value	Multiplier
	Russell 3000® Index (the “RAY Index”)	RAY	50%
	iShares® MSCI EAFE Index Fund (the “EFA Shares”)	EFA	50%

We refer to the RAY Index as the underlying index and the EFA Shares as the underlying shares and, together, as the basket components.  Bloomberg ticker symbols are being provided for reference purposes only.

Payment at maturity:
•      If the final basket value is greater than the initial basket value:
$10 + the greater of (i) $10 × the basket percent change and (ii) the upside payment
•      If the final basket value is less than or equal to the initial basket value but greater than or equal to the downside threshold, meaning the value of the basket has remained unchanged or has declined by no more than 35% from its initial value:
$10
•      If the final basket value is less than the downside threshold, meaning the value of the basket has declined by more than 35% from its initial value:
$10 × basket performance factor
This amount will be less than the stated principal amount of $10, and will represent a loss of at least 35%, and possibly all, of your investment.

Upside payment:	$2.30 to $2.60 per security (23% to 26% of the stated principal amount). The actual upside payment will be determined on the pricing date.
Basket percent change:	(final basket value – initial basket value) / initial basket value
Basket performance factor:	final basket value / initial basket value
Downside threshold:	6.5, which is 65% of the initial basket value
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Terms continued on the following page
Commissions and issue price:	Price to public	Agent’s commissions(1)		Proceeds to issuer
Per security	$10	$0.21		$9.79
Total	$	$		$
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.21 for each security they sell.  See “Supplemental information regarding plan of distribution; conflicts of interest” on page 20.  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for Jump Securities.

The securities involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 5.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information About the Securities” at the end of this document.

Product Supplement for Jump Securities dated August 17, 2012	Index Supplement dated November 21, 2011	Prospectus dated November 21, 2011

Terms continued from previous page:
Initial basket value:
10, which will be equal to the sum of the products of the initial basket component values of each basket component, as set forth under “Basket—Initial basket component value” above, and the applicable multiplier for each basket component, each of which will be determined on the pricing date.

Final basket value:	The basket closing value on the valuation date.
Basket closing value:	The basket closing value on any day is the sum of the products of the basket component closing values of each basket component and the applicable multiplier for each basket component on such date.
Basket component closing value:
On any day, (i) in the case of the underlying index, the index closing value on such day for the underlying index or (ii) in the case of the underlying shares, the share closing price times the adjustment factor on such day for the underlying shares.

Multiplier:
The initial multiplier for each basket component will be set on the pricing date based on such basket component’s respective initial basket component value, so that each basket component will represent its applicable basket component weighting in the predetermined initial basket value.  Each multiplier will remain constant for the term of the securities.  See “Basket—Multiplier” above.

Adjustment factor:	With respect to the underlying shares, 1.0, subject to adjustment for certain events affecting the underlying shares.
Valuation date:	November , 2015, subject to adjustment for index non-business days, non-trading days and certain market disruption events
CUSIP:	61761H772
ISIN:	US61761H7724
Listing:	The securities will not be listed on any securities exchange.

November 2012	Page 2

Trigger Jump Securities Based on a Basket of an Equity Index and an Exchange-Traded Fund due November    , 2015

Investment Summary
Trigger Jump Securities

The Trigger Jump Securities Based on a Basket of an Equity Index and an Exchange-Traded Fund due November    , 2015 (the “securities”) can be used:

▪
As an alternative to direct exposure to the basket that provides a minimum positive return of 23% to 26% if the basket has appreciated at all as of the valuation date and offers an uncapped 1 to 1 participation in the basket appreciation of greater than 23% to 26%.  The actual upside payment will be determined on the pricing date;

▪	To enhance returns and potentially outperform the basket in a moderately bullish scenario;

▪
To obtain limited protection against the loss of principal in the event of a decline of the basket as of the valuation date, but only if the final basket value is greater than or equal to the downside threshold.

If the final basket value is less than the downside threshold, the securities are exposed on a 1:1 basis to the percentage decline of the final basket value from the initial basket value.  Accordingly, investors may lose their entire initial investment in the securities.

Maturity:	Approximately 3 years
Upside payment:	$2.30 to $2.60 per security (23% to 26% of the stated principal amount), to be determined on the pricing date
Downside threshold:	65%
Interest:	None

Key Investment Rationale

This approximately 3-year investment offers a minimum positive return of 23% to 26%  if the basket appreciates at all as of the valuation date, an uncapped 1 to 1 participation in the basket appreciation of greater than 23% to 26%, and provides limited protection against a decline in the basket of up to 35%.  However, if as of the valuation date the value of the basket has declined by more than 35% from the initial basket value, the payment at maturity will be less than $6.50 and could be zero.

Upside Scenario
If the final basket value is greater than the initial basket value, the payment at maturity for each security will be equal to $10 plus the greater of (i) $10 times the basket percent change and (ii) the upside payment of $2.30 to $2.60.  The actual upside payment will be determined on the pricing date.

Par Scenario
If the final basket value is less than or equal to the initial basket value but greater than or equal to the downside threshold, which means that the basket has remained unchanged or depreciated by no more than 35% from its initial value, the payment at maturity will be $10 per security.

Downside Scenario
If the final basket value is less than the downside threshold, which means that the basket has depreciated by more than 35%, you will lose 1% for every 1% decline in the value of the basket from the initial basket value (e.g., a 60% depreciation in the basket will result in the payment at maturity of $4 per security).

November 2012	Page 3

Trigger Jump Securities Based on a Basket of an Equity Index and an Exchange-Traded Fund due November    , 2015

How the Trigger Jump Securities Work

Payoff Diagram

The payoff diagram below illustrates the payout on the securities at maturity for a range of hypothetical percentage changes in the basket closing value.  The diagram is based on the following terms:

Stated principal amount:	$10 per security
Hypothetical upside payment:	$2.45 per security (24.5% of the stated principal amount)
Downside threshold:	65% of the initial basket value (-35% percent change in final basket value compared with initial basket value)

Trigger Jump Securities Payoff Diagram

How it works

¡
Upside Scenario.  If the final basket value is greater than the initial basket value, the investor would receive $10 plus the greater of (i) $10 times the basket percent change and (ii) the hypothetical upside payment of $2.45.  Under the hypothetical terms of the securities, an investor would receive a payment at maturity of $12.45 per security if the final basket value has increased by no more than 24.5% from the initial basket value, and would receive $10 plus an amount that represents a 1 to 1 participation in the appreciation of the basket if the final basket value has increased from the initial basket value by more than 24.5%.

¡
Par Scenario.  If the final basket value is less than or equal to the initial basket value but is greater than or equal to the downside threshold, the investor would receive the $10 stated principal amount per security.

¡
Downside Scenario.  If the final basket value is less than the downside threshold, the payment at maturity would be less than the stated principal amount of $10 by an amount that is proportionate to the percentage decrease of the basket closing value.

o	For example, if the final basket value declines by 45% from the initial basket value, the payment at maturity would be $5.50 per security (55% of the stated principal amount).

November 2012	Page 4

Trigger Jump Securities Based on a Basket of an Equity Index and an Exchange-Traded Fund due November    , 2015

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement, index supplement and prospectus.  You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

▪
The securities do not pay interest or guarantee return of principal.  The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee payment of the principal amount at maturity.  At maturity, you will receive for each $10 stated principal amount of securities that you hold an amount in cash based upon the final basket value.  If the final basket value is less than or equal to the initial basket value but greater than or equal to the downside threshold, you will receive only the principal amount of $10 per security.  If the final basket value is less than the downside threshold, you will receive an amount in cash that is less than the $10 stated principal amount of each security by an amount proportionate to the decline in the value of the basket, and you will lose money on your investment.  There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire investment.  See “How the Trigger Jump Securities Work” above.

▪
The market price of the securities may be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:

o	the values of the basket components at any time,

o	the volatility (frequency and magnitude of changes in value) of the basket components,

o	dividend rates on the securities underlying the basket components,

o	interest and yield rates in the market,

o
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the component stocks of the underlying index or of the index tracked by the underlying shares or securities markets generally and which may affect the value of the basket components

o	the time remaining until the maturity of the securities,

o	the composition of the underlying index or the index tracked by the underlying shares and changes in the constituent stocks of the underlying index or the index tracked by the underlying shares, and

o	the exchange rates of the U.S. dollar relative to the currency in which the stocks composing the index underlying the EFA Shares

o	the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to their respective adjustment factors,

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity.  For example, you may have to sell your securities at a substantial discount from the stated principal amount if at the time of sale the value of the basket is at or below the initial basket value.

You cannot predict the future performance of the basket based on its historical performance.  If the final basket value is less than the downside threshold, you will be exposed on a 1 to 1 basis to such decline in the final basket value from the initial basket value.  There can be no assurance that the final basket value will be greater than the initial basket value so that you will receive at maturity an amount that is greater than the $10 stated principal amount for each security you hold.

▪
The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity

November 2012	Page 5

Trigger Jump Securities Based on a Basket of an Equity Index and an Exchange-Traded Fund due November    , 2015

will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

▪
Changes in the value of the basket components may offset each other. Price movements in the basket components may not correlate with each other.  At a time when the value of one basket component increases, the value of the other basket component may not increase as much, or may even decline in value.  Therefore, in calculating the final basket value on the valuation date, an increase in the value of one basket component may be moderated, or wholly offset, by a lesser increase or decline in the value of the other basket components.  You can review the historical index closing values or share closing prices for each basket component for each calendar quarter in the period from January 1, 2007 through November 12, 2012 in “—Historical Information” and a graph showing historical values for a basket composed of the basket components assuming that the multipliers had been determined so that each basket component would represent its proportionate value of the initial basket value of 10 on January 1, 2007 in “—Basket Overview.”  You cannot predict the future performance of either of the basket components, or of the basket as a whole, or whether an increase in the value of one basket component will be offset by a decrease in the value of the other basket component, based on their historical performance.

In addition, there can be no assurance that the final basket value will be above the downside threshold or that the final basket value will be higher than its initial basket value such that you will receive at maturity an amount in excess of the $10 stated principal amount of the securities.

▪
The price of the EFA Shares is subject to currency exchange risk.  Because the price of the EFA Shares is related to the U.S. dollar value of stocks underlying the MSCI EAFE Index®, holders of the securities will be exposed to the currency exchange rate risk with respect to each of the currencies in which such component securities trade.  Exchange rate movements for a particular currency are volatile and are the result of numerous factors including the supply of, and the demand for, those currencies, as well as the relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region.  An investor’s net exposure will depend on the extent to which the currencies of the component securities strengthen or weaken against the U.S. dollar and the relative weight of each currency.  If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the MSCI EAFE Index®, the price of the EFA Shares will be adversely affected and the payment at maturity on the securities may be reduced.

Of particular importance to potential currency exchange risk are:

o	existing and expected rates of inflation;

o	existing and expected interest rate levels;

o	the balance of payments; and

o	the extent of governmental surpluses or deficits in the countries represented in the MSCI EAFE Index® and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries represented in the MSCI EAFE Index® and the United States and other countries important to international trade and finance.

▪
There are risks associated with investments in securities, such as the securities, linked to the value of foreign equity securities. The underlying shares track the performance of the MSCI EAFE Index®, which is linked to the value of foreign equity securities.  Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to

November 2012	Page 6

Trigger Jump Securities Based on a Basket of an Equity Index and an Exchange-Traded Fund due November    , 2015

increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

▪
The amount payable on the securities is not linked to the value of the basket at any time other than the valuation date.  The final basket value will be based on the basket closing value on the valuation date, subject to postponement for non-index business days or non-trading days, as applicable, and certain market disruption events.  Even if the value of the basket appreciates prior to the valuation date but then drops on the valuation date to below the initial basket value, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the basket prior to such drop.  Although the actual value of the basket on the maturity date or at other times during the term of the securities may be higher than the final basket value, the payment at maturity will be based solely on the basket closing value on the valuation date.

▪
Investing in the securities is not equivalent to investing in the basket components.  Investing in the securities is not equivalent to investing directly in the basket components or any of the component stocks of the Russell 3000® Index or MSCI EAFE Index®.  Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or any of the component stocks of the Russell 3000® Index or MSCI EAFE Index®.

▪
Adjustments to the underlying index could adversely affect the value of the securities. The publisher of the underlying index can add, delete or substitute the stocks underlying such index, and can make other methodological changes that could change the value of the underlying index.  Any of these actions could adversely affect the value of the securities.  In addition, the publisher of the underlying index may discontinue or suspend calculation or publication of such index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index for the underlying index that is comparable to the discontinued index and is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index for the underlying index, the payment at maturity on the securities will be an amount based on the closing prices on the valuation date of the securities constituting the underlying index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the underlying index last in effect prior to discontinuance of such index.

▪
Adjustments to the underlying shares or to the MSCI EAFE Index® could adversely affect the value of the securities.  The investment advisor to the iShares® MSCI EAFE Index Fund, BlackRock Fund Advisors (the “Investment Adviser”) seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index (the “share underlying index”).  Pursuant to its investment strategy or otherwise, the Investment Adviser may add, delete or substitute the components of the underlying shares.  Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the securities.  Additionally, MSCI Inc. (“MSCI”) is responsible for calculating and maintaining the share underlying index, and the risks explained under “Adjustments to the underlying index could adversely affect the value of the securities” apply to the share underlying index as well.

▪
The underlying shares and the MSCI EAFE Index are different. The performance of the underlying shares may not exactly replicate the performance of the MSCI EAFE Index because the iShares® MSCI EAFE Index Fund will reflect transaction costs and fees that are not included in the calculation of the MSCI EAFE Index.  It is also possible that the iShares® MSCI EAFE Index Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the MSCI EAFE Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund, differences in trading hours between the iShares® MSCI EAFE Index Fund and the MSCI EAFE Index or due to other circumstances.  The iShares® MSCI EAFE Index Fund generally invests at least 90% of its assets in securities of the MSCI EAFE Index and in depositary receipts representing securities of the MSCI EAFE Index. The iShares® MSCI EAFE Index Fund may invest the remainder of its assets in securities not included in the MSCI EAFE Index but which the Investment Adviser believes will help the iShares® MSCI EAFE Index Fund track the MSCI EAFE Index, and in futures contracts, options on futures contracts, options and swaps as well as cash and cash equivalents, including shares of money market funds advised by the Investment Adviser.

November 2012	Page 7

Trigger Jump Securities Based on a Basket of an Equity Index and an Exchange-Traded Fund due November    , 2015

▪
The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares.  MS & Co., as calculation agent, will adjust the adjustment factor for the underlying shares for certain events affecting the underlying shares.  However, the calculation agent will not make an adjustment for every event that could affect the underlying shares.  If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the securities may be materially and adversely affected.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
The securities will not be listed on any securities exchange and secondary trading may be limited.  The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  Morgan Stanley & Co. LLC, which we refer to as MS & Co., may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.  As calculation agent, MS & Co. will determine the initial basket component values, the multipliers, the final basket component values, the final basket value, the basket percent change or the basket performance factor, as applicable, and the payment that you will receive at maturity.  Any of these determinations made by MS & Co. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the basket component closing value in the event of a discontinuance of the relevant basket component, may adversely affect the payout to you at maturity.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.  One or more of our subsidiaries expect to carry out hedging activities related to the securities (and to other instruments linked to the basket components or component stocks of the RAY Index or MSCI EAFE Index®), including trading in the underlying shares or the stocks that constitute the RAY Index or MSCI EAFE Index® as well as in other instruments related to the basket components.  Some of our subsidiaries also trade the underlying shares or the stocks that constitute the RAY Index or MSCI EAFE Index® and other financial instruments related to the basket components on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial basket component values, and, therefore, could increase the values at which the basket components must close on the valuation date so that you do not suffer a loss on your initial investment in the securities.  Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the value of the basket components on the valuation date and, accordingly, the amount of cash an investor will receive at maturity, if any.

▪
The U.S. federal income tax consequences of an investment in the securities are uncertain.  Please read the discussion under “Additional Provisions—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for Jump Securities (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities.  As discussed in the Tax Disclosure Sections, there is a substantial risk that the “constructive ownership” rule could apply, in which case all or a portion of any long-term capital gain recognized by a U.S. Holder could be recharacterized as ordinary income (in

November 2012	Page 8

Trigger Jump Securities Based on a Basket of an Equity Index and an Exchange-Traded Fund due November    , 2015

which case an interest charge will be imposed).  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one treatment, U.S. Holders could be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income.  Because the securities provide for the return of principal except where the final basket value has declined below the downside threshold, the risk that the securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as open transactions, is higher than with other equity-linked securities that do not contain similar provisions.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, as discussed in this document.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the potential application of the constructive ownership rule, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

November 2012	Page 9

Trigger Jump Securities Based on a Basket of an Equity Index and an Exchange-Traded Fund due November    , 2015

Basket Overview

The basket consists of the Russell 3000® Index and shares of the iShares® MSCI EAFE Index Fund and offers exposure to price movements in the U.S. and international equity markets.

Russell 3000® Index. The Russell 3000® Index is an index calculated, published and disseminated by Russell Investments, and measures the composite price performance of stocks of 3,000 companies (the “Component Stocks”) incorporated in the U.S. and its territories.  All 3,000 stocks are traded on a major U.S. exchange.  The companies included in the Russell 3000® Index are the 3,000 largest U.S. companies that form the Russell 3000ETM Index, which is composed of the 4,000 largest U.S. companies as determined by market capitalization and represents approximately 99% of the U.S. equity market. The Russell 3000 Index represents approximately 98% of the U.S. equity market. The Russell 3000® Index is reported by Bloomberg Financial Markets under ticker symbol “RAY.”

Selection of stocks underlying the Russell 3000 Index. The Russell 3000 Index is a sub-group of the Russell 3000ETM  Index.  To be eligible for inclusion in the Russell 3000ETM Index, and, consequently, the Russell 3000 Index, a company’s stocks must be listed on the last trading day in May of a given year and Russell Investments must have access to documentation verifying the company’s eligibility for inclusion.  Beginning September 2004, eligible initial public offerings are added to Russell U.S. Indices at the end of each calendar quarter, based on total market capitalization rankings within the market-adjusted capitalization breaks established during the most recent reconstitution.  To be added to any Russell U.S. index during a quarter outside of reconstitution, initial public offerings must meet additional eligibility criteria.

Only companies that are determined to be part of the U.S. equity market are eligible for inclusion in the Russell 3000 Index.  All securities eligible for inclusion must trade on a major U.S. exchange. Bulletin board, pink sheet or over-the counter traded securities are not eligible for inclusion.  Stocks must have a close price at or above $1.00 on their primary exchange or on another major U.S. exchange on the last trading day in May to be considered eligible for inclusion.  The following companies are specifically excluded from the Russell 3000 Index: (i) companies with a total market capitalization less than $30 Million; (ii) companies with only a small portion of their shares available in the marketplace; (iii) royalty trusts, limited liability companies, closed-end investment companies (business development companies are eligible), blank check companies, special purpose acquisition companies and limited partnerships. In addition, preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights and trust receipts are not eligible for inclusion.

The primary criteria used to determine the initial list of securities eligible for the Russell 3000 Index is total market capitalization, which is defined as the price of the shares times the total number of available shares.  All common stock share classes are combined in determining market capitalization.  If multiple share classes have been combined, the price of the primary trading vehicle (usually the most liquid) is used in the calculations.  In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately.  Stocks must trade at or above $1.00 on the last trading day in May of each year to be eligible for inclusion in the Russell 3000 Index. In order to reduce unnecessary turnover, if an existing Component Stock’s closing price is less than $1.00 on the last trading day in May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. Quarterly IPO additions must have a close price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion.

The Russell 3000 Index is reconstituted annually to reflect changes in the marketplace.  The list of companies is ranked based on May 31 total market capitalization, with the actual reconstitution effective on the first trading day following the final Friday of June each year, except that if the last Friday of June of any year is the 28th, 29th or 30th, reconstitution will occur on the preceding Friday.  Changes in the constituents are preannounced and subject to change if any corporate activity occurs or if any new information is received prior to release.

Capitalization Adjustments.  The Russell 3000 Index is a float-adjusted and market-capitalization weighted index.  The current Russell 3000 Index value is calculated by adding the market values of the Russell 3000 Index’s Component Stocks, which are derived by multiplying the price of each stock by the number of available shares, to arrive at the total market capitalization of the 3,000 stocks.  The total market capitalization is then divided by a divisor, which represents the “adjusted” capitalization of the Russell 3000 Index on the base date of December 31, 1978.  To calculate the Russell 3000

November 2012	Page 10

Trigger Jump Securities Based on a Basket of an Equity Index and an Exchange-Traded Fund due November    , 2015

Index, last sale prices will be used for exchange-traded and NASDAQ stocks.  If a component stock is not open for trading, the most recently traded price for that security will be used in calculating the Russell 3000 Index.  In order to provide continuity for the Russell 3000 Index’s value, the divisor is adjusted periodically to reflect events including changes in the number of common shares outstanding for the Component Stocks, company additions or deletions, corporate restructurings and other capitalization changes.

Available shares are assumed to be shares available for trading.  Exclusion of capitalization held by other listed companies and large holdings of private investors (10% or more) is based on information recorded in corporate filings with the Securities and Exchange Commission.  Other sources are used in cases of missing or questionable data.

The following types of shares are considered unavailable and are removed from total market capitalization to arrive at free float or available market capitalization:

•	ESOP or LESOP shares that comprise 10% or more of the shares outstanding are adjusted;

•
Corporate cross-owned shares – shares held by another member of a Russell index (including Russell global indexes) are considered cross-owned shares, and all such shares will be adjusted regardless of percentage held;

•
Large private and corporate shares – large private and corporate holdings are defined as those shares held by an individual, a group of individuals acting together or a corporation not in the index that own 10% or more of the shares outstanding.  However, not to be included in this class are institutional holdings, which are:  investment companies, partnerships, insurance companies, mutual funds, banks or venture capital firms unless these firms have a direct relationship to the company, such as board representation, in which case they are considered strategic holdings and are included with the officers/directors group;

•	Unlisted share classes – classes of common stock that are not traded on a U.S. securities exchange;

•
Initial public offering lock-ups – shares locked-up during an initial public offering are not available to the public and will be excluded from the market value at the time the initial public offering enters the index; and

•	Government holdings:

•	Direct government holders – holdings listed as “government of” are considered unavailable and will be removed entirely from available shares;

•	Indirect government holders – shares held by government investment boards and/or investment arms will be treated similar to large private holdings and removed if the holding is greater than 10%; and

•	Government pensions – holdings by government pension plans are considered institutional holdings and will not be removed from available shares.

Corporate Actions Affecting the Russell 3000 Index.  The following summarizes the types of Russell 3000 Index maintenance adjustments and indicates whether or not an index adjustment is required:

•
“No Replacement” Rule – Securities that leave the Russell 3000 Index, between reconstitution dates, for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced.  Thus, the number of securities in the Russell 3000 Index over the past year will fluctuate according to corporate activity.

•
Rule for Deletions – When a stock is acquired, delisted, or moves to the pink sheets or bulletin boards on the floor of a U.S. securities exchange, the stock is deleted from the index at the close on the effective date or when the stock is no longer trading on the exchange.

November 2012	Page 11

Trigger Jump Securities Based on a Basket of an Equity Index and an Exchange-Traded Fund due November    , 2015

•
When acquisitions or mergers take place within the Russell 3000 Index, the stock’s capitalization moves to the acquiring stock, hence, mergers have no effect on the index total capitalization.  Shares are updated for the acquiring stock at the time the transaction is final.

•
Rule for Additions – The only additions between reconstitution dates are as a result of spin-offs and initial public offerings.  Spin-off companies are added to the parent company’s index and capitalization tier of membership, if the spin-off is large enough.  To be eligible, the spun-off company’s total market capitalization must be greater than the market-adjusted total market capitalization of the smallest security in the Russell 3000E Index at the latest reconstitution.

Updates to Share Capital Affecting the Russell 3000 Index.  Each month, the Russell 3000 Index is updated for changes to shares outstanding as companies report changes in share capital to the Securities and Exchange Commission.  Effective April 30, 2002, only cumulative changes to shares outstanding greater than 5% will be reflected in the Russell 3000 Index.  This does not affect treatment of major corporate events, which are effective on the ex-date.

License Agreement between Russell Investments and Morgan Stanley.  Russell Investments and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Russell 3000 Index, which is owned and published by Russell Investments, in connection with the securities.

The securities are not sponsored, endorsed, sold or promoted by Russell Investments.  Russell Investments makes no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the Russell 3000 Index to track general stock market performance or a segment of the same.  Russell Investments publication of the Russell 3000 Index in no way suggests or implies an opinion by Russell Investments as to the advisability of investment in any or all of the securities upon which the Russell 3000 Index is based.  Russell Investments’ only relationship to Morgan Stanley is the licensing of certain trademarks and trade names of Russell Investments and of the Russell 3000 Index, which is determined, composed and calculated by Russell Investments without regard to Morgan Stanley or the securities.  Russell Investments is not responsible for and has not reviewed the securities nor any associated literature or publications and Russell Investments makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise.  Russell Investments reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 3000 Index.  Russell Investments has no obligation or liability in connection with the administration, marketing or trading of the securities.

RUSSELL INVESTMENTS DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 3000 INDEX OR ANY DATA INCLUDED THEREIN AND RUSSELL INVESTMENTS SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN.  RUSSELL INVESTMENTS MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, INVESTORS, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 3000 INDEX OR ANY DATA INCLUDED THEREIN.  RUSSELL INVESTMENTS MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 3000 INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL INVESTMENTS HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The “Russell 3000® Index” is a trademark of Russell Investments and has been licensed for use by Morgan Stanley.  The securities are not sponsored, endorsed, sold or promoted by Russell Investments and Russell Investments makes no representation regarding the advisability of investing in the securities.

iShares® MSCI EAFE Index Fund.  The iShares® MSCI EAFE Index Fund is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index®.  The iShares® MSCI EAFE Index Fund is managed by iShares Trust, a registered investment company that consists of numerous separate investment portfolios, including the EFA Shares.  Information provided to or filed with the Commission by iShares Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be

November 2012	Page 12

Trigger Jump Securities Based on a Basket of an Equity Index and an Exchange-Traded Fund due November    , 2015

located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

The MSCI EAFE Index®. The MSCI EAFE Index® is a stock index calculated, published and disseminated daily by MSCI.  The index is a free float-adjusted market capitalization index that is designed to measure the equity market performance of developed markets, excluding the United States and Canada, and it consists of the following 22 developed market country indices: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.  For additional information about the MSCI EAFE Index®, please see the information set forth under “MSCI EAFE Index®” in the accompanying index supplement.

This document relates only to the securities offered hereby and does not relate to the underlying shares.  We have derived all disclosures contained in this document regarding iShares Trust from the publicly available documents described in the preceding paragraphs.  In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares Trust or the underlying shares.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding iShares Trust or the underlying shares is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraphs) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we price the securities) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares Trust or the underlying shares could affect the value received at maturity with respect to the securities and therefore the trading prices of the securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with iShares Trust.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares Trust, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the underlying shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the securities under the securities laws.  As a prospective purchaser of the securities, you should undertake an independent investigation of iShares Trust as in your judgment is appropriate to make an informed decision with respect to an investment in the underlying shares.

iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. (“BTC”).  The securities are not sponsored, endorsed, sold, or promoted by BTC.  BTC makes no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities.  BTC has no obligation or liability in connection with the operation, marketing, trading or sale of the securities.

November 2012	Page 13

Trigger Jump Securities Based on a Basket of an Equity Index and an Exchange-Traded Fund due November    , 2015

Information as of market close on November 13, 2012:

Basket Component Information as of November 12, 2012
	Bloomberg Ticker Symbol	Current Basket Component Level	52 Weeks Ago	52 Week High	52 Week Low
RAY Index	RAY	811.87	747.15	866.47 (on 9/14/2012)	683.85 (on 11/25/2011)
EFA Shares	EFA	$52.50	$51.80	$55.80 (on 3/19/2012)	$46.45 (on 11/25/2011)

The following graph is calculated as if the basket had an initial value of 10 on January 1, 2007 (assuming that each basket component is weighted as described in “Basket” on the cover page) and illustrates the effect of the offset and/or correlation among the basket components during such period.  The graph does not take into account the terms of the securities, such as the upside payment or downside threshold, nor does it attempt to show in any way your expected return on an investment in the securities.  The historical performance of the basket should not be taken as an indication of its future performance.

Basket Historical Performance January 1, 2007 to November 13, 2012

November 2012	Page 14

Trigger Jump Securities Based on a Basket of an Equity Index and an Exchange-Traded Fund due November    , 2015

Historical Information

The following tables set forth the published high and low closing values and closing prices, as applicable, as well as end-of-quarter closing values and closing prices, for each of the basket components for each quarter in the period from January 1, 2007 through November 13, 2012.  The closing value and closing price, as applicable, on November 13, 2012, were (i) in the case of the RAY Index, 811.87 and (ii) in the case of the EFA Shares, $52.50.  The related graphs set forth the daily closing values and closing prices, as applicable, for each of the basket components in the same period.  We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification.  The historical information of the basket components should not be taken as an indication of their future performance, and no assurance can be given as to the basket closing value on the valuation date.

Russell 3000® Index	High	Low	Period End
2007
First Quarter	852.42	799.92	829.05
Second Quarter	896.41	831.28	873.19
Third Quarter	901.98	812.62	882.79
Fourth Quarter	907.58	814.04	849.22
2008
First Quarter	837.17	734.72	764.63
Second Quarter	828.18	748.10	748.10
Third Quarter	762.56	646.24	678.50
Fourth Quarter	675.17	427.83	520.60
2009
First Quarter	539.78	389.61	461.14
Second Quarter	551.57	468.65	535.62
Third Quarter	629.49	511.18	619.87
Fourth Quarter	660.91	600.06	653.13
2010
First Quarter	692.65	618.63	688.74
Second Quarter	721.81	607.92	607.92
Third Quarter	677.71	602.36	674.75
Fourth Quarter	751.20	671.83	749.48
2011
First Quarter	801.29	750.50	793.85
Second Quarter	816.66	755.69	790.00
Third Quarter	811.02	660.42	665.97
Fourth Quarter	760.56	644.45	742.58
2012
First Quarter	839.99	753.31	834.08
Second Quarter	840.57	754.11	803.63
Third Quarter	866.47	787.21	849.28
Fourth Quarter (through November 13, 2012)	861.00	811.87	811.87

November 2012	Page 15

Trigger Jump Securities Based on a Basket of an Equity Index and an Exchange-Traded Fund due November    , 2015

Russell 3000® Index January 1, 2007 to November 13, 2012

November 2012	Page 16

Trigger Jump Securities Based on a Basket of an Equity Index and an Exchange-Traded Fund due November    , 2015

iShares® MSCI EAFE Index Fund (CUSIP: 464287465)	High ($)	Low ($)	Period End ($)
2007
First Quarter	76.72	70.90	76.26
Second Quarter	81.78	76.50	80.77
Third Quarter	83.62	73.94	82.59
Fourth Quarter	86.10	78.24	78.50
2008
First Quarter	78.35	68.34	71.90
Second Quarter	78.52	68.08	68.67
Third Quarter	68.00	53.08	56.30
Fourth Quarter	55.88	35.73	44.86
2009
First Quarter	45.44	31.70	37.59
Second Quarter	49.04	38.57	45.81
Third Quarter	55.81	44.01	54.68
Fourth Quarter	57.28	52.66	55.28
2010
First Quarter	57.96	50.46	55.98
Second Quarter	58.04	46.29	46.51
Third Quarter	55.42	47.09	54.92
Fourth Quarter	59.46	54.26	58.22
2011
First Quarter	61.92	55.29	60.08
Second Quarter	63.87	57.10	60.14
Third Quarter	60.80	46.66	47.78
Fourth Quarter	55.57	46.45	49.53
2012
First Quarter	55.80	49.15	54.89
Second Quarter	55.53	46.55	49.96
Third Quarter	55.15	47.62	53.00
Fourth Quarter (through November 13, 2012)	55.09	52.50	52.50

iShares® MSCI EAFE Index Fund January 1, 2007 to November 13, 2012

November 2012	Page 17

Trigger Jump Securities Based on a Basket of an Equity Index and an Exchange-Traded Fund due November    , 2015

Additional Information About the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Postponement of maturity date:
If the scheduled valuation date is not an index business day or trading day, as applicable, for any basket component or if a market disruption event occurs with respect to any basket component on that day so that the valuation date for any basket component is postponed and falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following such valuation date as postponed.

Minimum ticketing size:	$1,000 / 100 securities
Tax considerations:
Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for Jump Securities, the following U.S. federal income tax consequences should result based on current law:

▪	a U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange; and
▪
upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities.  Subject to the discussion below concerning the application of the “constructive ownership” rule, such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

Because the securities are linked to shares of an exchange-traded fund, although the matter is not clear, there is a substantial risk that an investment in the securities will be treated as a “constructive ownership transaction” under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”).  If this treatment applies, all or a portion of any long-term capital gain of the U.S. Holder in respect of the securities could be recharacterized as ordinary income (in which case an interest charge will be imposed).  Due to the lack of governing authority, our counsel is unable to opine as to whether or how Section 1260 of the Code applies to the securities.  U.S. investors should read the section entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Tax Treatment of the Securities—Additional Considerations for Securities that Provide for the Greater of a Fixed Upside Payment and an Upside Return Based on the Increased Value of the Underlying” in the accompanying product supplement for Jump Securities for additional information and consult their tax advisers regarding the potential application of the “constructive ownership” rule.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, as discussed in this document.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for Jump Securities and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the potential application of the “constructive ownership” rule, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for Jump Securities, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley & Co. LLC (“MS & Co.”)

November 2012	Page 18

Trigger Jump Securities Based on a Basket of an Equity Index and an Exchange-Traded Fund due November    , 2015

Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the securities by taking positions in the underlying shares, in futures or options contracts on the basket components or component stocks of the RAY Index or the MSCI EAFE Index® listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the initial basket component values of the basket components, and, therefore, could increase the values at which the basket components must close on the valuation date so that investors do not suffer a loss on their initial investment in the securities.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the securities, including on the valuation date, by taking positions in the underlying shares, in futures or options contracts on the basket components or component stocks of the RAY Index or the MSCI EAFE Index® listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities.  We cannot give any assurance that our hedging activities will not affect the value of the basket and, therefore, adversely affect the value of the securities or the payment you will receive at maturity, if any.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition

November 2012	Page 19

Trigger Jump Securities Based on a Basket of an Equity Index and an Exchange-Traded Fund due November    , 2015

are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments.  The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities.  The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)
the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)
we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)
any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests are adverse to the interests of the purchaser or holder; and
(v)
neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the securities through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.21 for each security they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan

November 2012	Page 20

Trigger Jump Securities Based on a Basket of an Equity Index and an Exchange-Traded Fund due November    , 2015

Stanley Structured Investment Sales at (800) 233-1087.
Where you can find more information:
Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the product supplement for Jump and index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, the product supplement for Jump, the index supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, the product supplement for Jump and the index supplement if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for Jump Securities dated August 17, 2012

Index Supplement dated November 21, 2011

Prospectus dated November 21, 2011

Terms used in this document are defined in the product supplement for Jump, in the index supplement or in the prospectus.  As used in this document, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

November 2012	Page 21